Exhibit 99.1

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104-3825 USA
651.603.7700 Fax: 651.603.7795
www.imagesensing.com

NEWS RELEASE

Contacts:	INVESTORS
Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

MEDIA
Al Galgano
Padilla Speer Beardsley Phone: 612.455.1720

Image Sensing Systems Announces Kris Tufto as President and Chief Executive Officer

Saint Paul, Minn., October 31, 2012-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today that the board has appointed Kris Tufto as president and chief executive officer (CEO), effective immediately. Tufto previously served as interim president and CEO, and has been a member of the board since September 2011. He will continue in his role as board director.

“Kris’ depth of experience in software, technology and product marketing positions him as the clear choice to lead this company and best capitalize on future growth opportunities,” said Jim Bracke, chairman of the board. “The board is confident that Kris can return the company to historical profitability levels and, in the long term, maximize shareholder value. We are pleased to have his fresh leadership perspective and breadth of experience.”

Tufto has significant leadership experience in technology companies. He has been a member of the board of Sajan, Inc., a publicly-held company, since February 2010. From 2010 to 2012, Tufto was chief revenue officer at Code42, a software solutions and data protection company. Previously, he was chief executive officer at MarketingBridge, a global channel marketing company, and a consultant at W3i, a provider of application and mobile marketing solutions. Tufto has also served in leadership positions for various technology companies.

“During my time at Image Sensing Systems, I have found that the company has strong assets including a market-leading product offering, a state-of-the-art technology platform and a talented team of employees. Yet, I believe that certain of our assets continue to underperform their potential. I’m looking forward to leading Image Sensing Systems in taking advantage of the opportunities that lie ahead,” said Tufto.

About Image Sensing
Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. The company has sold more than 125,000 units of its industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of experience coupled with the breadth of our product portfolio uniquely positions Image Sensing Systems to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. The company is headquartered in St. Paul, Minnesota. Visit the company’s website at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.